Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the
Johnson Controls Savings and Investment 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement of Johnson Controls International plc on Form S-8 (No. 333-213508) of our report dated June 28, 2017 on our audit of the financial statement of the Johnson Controls Savings and Investment 401(k) Plan as of December 31, 2016, which report is included in this Annual Report on Form 11-K to be filed on or about June 22, 2018.

/s/ Coleman & Williams, Ltd.

Milwaukee, Wisconsin
June 22, 2018